Exhibit 10.2

Procera Networks, Inc. | 100-C Cooper Court | Los Gatos, CA 95032
p. 408-890-7100 | f. 408-354-7211 | www.proceranetworks.com

November 4, 2008

Via Hand-Delivery

David E. Stepner

Re:  Amendment to Separation and Consulting Agreement

Dear David:

On September 12, 2008, you and Procera Networks, Inc. (the “Company”) entered into a separation and consulting agreement (the “Agreement”) to aid you in your employment transition.  Under the Agreement, your last day of employment with the Company was October 1, 2008 (the “Separation Date”).

The Agreement referred to your May 21, 2007 Employment Agreement and the award to you of 300,000 shares of restricted common stock of the Company.  The Agreement erroneously stated that as of the Separation Date you had vested as to 150,000 of such shares, when in fact as of the Separation Date, under the terms of the original award as approved by the Company’s board of directors, you had vested as to none of these shares, and all 300,000 of such shares vest instead on November 7, 2008.  As a result of this mistake as to fact, and for good and valuable consideration, the sufficiency of which is hereby acknowledged, you and the Company hereby agree to amend the Agreement by deleting section 5(e) of the Agreement in its entirety and replacing it with the following:

“(e)     Restricted Shares. On July 11, 2007, the Company’s board of directors approved the award to you of 300,000 shares of restricted common stock of the Company, which vest as to all shares on November 7, 2008. As of the Separation Date you have vested as to no shares.  As additional consideration for your provision of Consulting Services, the unvested shares of restricted stock (300,000 shares) will vest on November 7, 2008 (the “Vesting Date”), and a certificate evidencing these shares will be issued to you (subject to appropriate arrangements being made by you to satisfy all applicable Company federal and state income and employment withholding taxes), provided that you deliver all requested Consulting Services during the period between the Separation Date and the Vesting Date and otherwise remain in compliance with the terms of this Agreement.  Notwithstanding any provisions in your stock option agreements or the governing stock option plan, all options that you hold to purchase shares of the Company’s common stock shall cease vesting as of the Separation Date.  Your right to exercise your option(s) for any vested shares, and all other rights and obligations with respect to your stock options(s), will be as set forth in your stock option agreement, grant notice and applicable plan documents.”

Except as amended hereby, all other terms of the Agreement remain in full force and effect.  After giving effect to this amendment, each reference in the Agreement to “Agreement,” or words of like import referring to the Agreement shall refer to the Agreement as amended hereby.

If the amendment described in this letter is acceptable to you, please sign and date below and then send the fully signed amendment to the CEO.  The Company’s offer contained herein will automatically expire if we do not receive the fully signed amendment from you by November 7, 2008.

Again, we wish you the best in your future endeavors.

Sincerely,

Procera Networks, Inc.

By:	/s/ Thomas H. Williams
Thomas H. Williams
Chief Financial Officer

Understood and Agreed:

/s/ David E. Stepner
David E. Stepner

November 5, 2008
Date